Exhibit 99.1

Hancock Jaffe Laboratories Announces Pricing of $5.6 Million Offering

IRVINE, California., July 17, 2020 – Hancock Jaffe Laboratories, Inc. (Nasdaq: HJLI), a developer of medical devices that restore cardiac and vascular health, today announced the pricing of a $5.6 million offering, which consisted of an underwritten public offering of units and a private placement of units for gross proceeds of approximately $5.6 million, prior to deducting underwriting discounts and commissions and offering expenses payable by the company.

The public offering is comprised of 12,500,000 units, priced at a public offering price of $0.32 per unit, with each unit consisting of one share of common stock and a seven year warrant to purchase one share of common stock at an exercise price of $0.32 per share. The securities comprising the units are immediately separable and will be issued separately.

In a concurrent private placement, certain investors have agreed to purchase $1,556,000 of shares of Series C Convertible Preferred Stock priced at market and which are convertible into 6,078,125 shares of common stock and (ii) unregistered seven year warrants to purchase 6,078,125 shares of common stock with an exercise price of $0.32 per share. The Preferred Stock carries voting and dividend rights. Neither the Preferred Stock nor any of the warrants issued in the private placement or public offering have any anti-dilution protection or variable pricing features. The warrants issued in the public offering and the Preferred Stock and unregistered warrants issued in the private placement will not be exercisable or convertible, as applicable, into shares of common stock until the company obtains shareholder approval of (i) an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of the Company, or (ii) a reverse stock split.

The closing of the public offering is expected to take place on or about July 21, 2020, subject to the satisfaction or waiver of customary closing conditions.

Ladenburg Thalmann & Co. Inc. is acting as sole book-running manager and placement agent in connection with the public offering and the private placement.

In addition, the company has granted the underwriter a 45-day option to purchase up to 15% of the shares of common stock and/or additional warrants to cover over-allotments, if any, at the public offering price per share and per warrant, less the underwriting discounts and commissions.

The securities were offered pursuant to a registration statement on Form S-1, as amended (File No. 333- 239658), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on July 16, 2020.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to the public offering will be filed by Hancock Jaffe with the SEC. When available, copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

About Hancock Jaffe Laboratories, Inc.

HJLI specializes in developing and manufacturing bioprosthetic (tissue based) medical devices to establish improved standards of care for treating cardiac and vascular diseases. HJLI currently has two lead product candidates: the VenoValve®, a porcine based valve which is intended to be surgically implanted in the deep venous system of the leg to treat reflux associated with Chronic Venous Insufficiency; and the CoreoGraft®, a bovine tissue based off the shelf conduit intended to be used for coronary artery bypass surgery. For more information, please visit HancockJaffe.com.

Cautionary Note on Forward-Looking Statements

This press release and any statements of stockholders, directors, employees, representatives and partners of Hancock Jaffe Laboratories, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the Company’s ability to negotiate and execute a definitive merger agreement with Catheter Precision, the timing and terms for closing of the merger, the expected financial performance of the Company following the completion of the merger, the expected synergies between the Company and Catheter Precision following closing of the merger, the Company’s ability to realize all or any of the anticipated benefits associated with the merger, and the Company’s ability to implement its business strategy and anticipated business and operations following the merger) may differ significantly from those set forth or implied in the forward-looking statements.

HJLI Press Contacts:

Amy Carmer

Tel: 949-261-2900

Email: ACarmer@Hancock Jaffe.com